Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

of

COLLEGIUM PHARMACEUTICAL, INC.

ARTICLE I

Meetings of Shareholders

Section 1. Annual Meetings. - The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting, and any postponement or adjournment thereof, shall be held on such date and at such time as the Board of Directors may in its discretion determine.

Section 2. Special Meetings. - Special meetings of the shareholders may be called by the chairman of the Board of Directors, the president of the Corporation or the Board of Directors.

Section 3. Place of Meetings. - All meetings of the shareholders shall be held at such place as from time to time may be fixed by the Board of Directors.

Section 4. Notice of Meetings.

(a)  Notice, stating the place, day and time and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting (except as a different time is specified herein or by law), to each shareholder of record having voting power in respect of the business to be transacted thereat. Notice of a shareholders’ meeting to act on an amendment or restatement of the Articles of Incorporation, a plan of merger, share exchange, domestication or entity conversion, a proposed sale or other disposition of the Corporation’s property that requires shareholder approval or the dissolution of the Corporation shall be given not less than 25 nor more than 60 days before the date of the meeting. A record date fixed by the Board of Directors with respect to any meeting of the shareholders shall be the record date for determining shareholders entitled to notice of and to vote at such meeting, unless the Board of Directors, at the time it fixes the record date for shareholders entitled to notice of the meeting, fixes a later record date on or before the date of the meeting to determine the shareholders entitled to vote at the meeting. Notice may be given in any manner permitted by law. The Board of Directors may postpone any previously scheduled meeting.

(b)  Notwithstanding Section 4(a) of this Article I, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A shareholder who attends a meeting shall be deemed to have (i) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting such shareholder objects to holding the meeting or transacting business at the meeting, and (ii) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such shareholder objects to considering the matter when it is presented.

Section 5. Quorum and Vote Required. - At all meetings of the shareholders, unless a greater number or voting by groups is required by law, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Once a share is represented for any purpose at a meeting, it is present for quorum purposes for the remainder of the meeting and for any adjournment thereof unless a new record date is or must be set for that adjourned meeting.

If a quorum is present, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless ~~the~~a different vote ~~of a greater number or voting by groups~~ is required by law ~~or~~, the Articles of Incorporation, ~~and except that directors shall be elected by a plurality of~~ or these ~~votes cast~~Bylaws. In the absence of a quorum, a majority of the votes cast may adjourn such meeting, provided that no business other than adjournment shall be conducted in the absence of a quorum.

For purposes of the election of directors, a nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of the shareholders for which (i) the Secretary receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 8 of this Article I, and (ii) such nomination has not been withdrawn by such shareholder on or prior to the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders (a “contested election”). If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. The Board of Directors has established procedures set forth in the Corporate Governance Guidelines under which in any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election shall offer to tender his or her resignation, and the Board of Directors shall decide, in accordance with the Corporate Governance Guidelines, whether to accept or reject such offer of resignation. Any vacancy resulting from the non-election of a director under this paragraph of Section 5 of Article I may be filled by the Board of Directors as provided in Section 5 of Article II. Abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” a director’s election.

Section 6. Organization. - At all meetings of the shareholders, the chairman of the Board of Directors or, in the chairman’s absence, the chief executive officer or, in the chief executive officer’s absence, such other person selected by the Board of Directors, shall act as chairman of the meeting. In the absence of the foregoing persons, a majority of the shares present and entitled to vote at such meeting may appoint any person to act as chairman. The secretary of the Corporation or, in the secretary’s absence, an assistant secretary, shall act as secretary at each meeting of the shareholders. In the event that neither the secretary nor any assistant secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting. The Board of Directors may adopt such rules, regulations and procedures for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The chairman of the meeting shall have the power to recess or adjourn any meeting.

Section 7. Order of Business.

(a) Annual Meeting of Shareholders. At any annual meeting of the shareholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors, or (iii) otherwise properly requested to be brought before the annual meeting by a shareholder of the Corporation in accordance with these Bylaws. For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a shareholder to be made at an annual meeting, a shareholder must (x) be a shareholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors, at the time the shareholder provides the notice required by Section 8 of Article I of these Bylaws and at the time of the annual meeting, (y) be entitled to vote at such annual meeting and (z) comply with the procedures set forth in these Bylaws as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(b)  Special Meeting of Shareholders. At any special meeting of the shareholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.

To be properly brought before a special meeting, proposals of business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (x) is a shareholder of record at the time of giving of notice of such special meeting, at the time the shareholder provides the notice required by Section 8 of Article I of these Bylaws and at the time of the special meeting, (y) is entitled to vote at the meeting and (z) complies with the procedures set forth in these Bylaws as to such nomination. The immediately preceding sentence shall be the exclusive means for a shareholder to make nominations or other business proposals before a special meeting of shareholders (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting).

(c)  General. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

Section 8. Advance Notice of Shareholder Business and Nominations.

(a) Annual Meeting of Shareholders. Without qualification or limitation, subject to Section 8(c)(iv) of Article I of these Bylaws, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 7(a) of Article I of these Bylaws, the shareholder must have given timely notice thereof in proper form (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by Section 9 of Article I of these Bylaws) and timely updates and supplements thereof in writing to the secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above. Notwithstanding anything in the preceding two sentences to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 8(a) of Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof. If a shareholder who has given timely notice as required herein to make a nomination or bring other business before any such meeting and intends to authorize another person to act for such shareholder as a proxy to present the proposal at such meeting, the shareholder shall give notice of such authorization in writing to the secretary not less than three business days before the date of the meeting, including the name and contact information for such person.

(b)  Special Meeting of Shareholders. Subject to Section 8(c)(iv) of Article I of these Bylaws, in the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) to be elected as specified in the Corporation’s notice calling the meeting, provided that the shareholder gives timely notice thereof in proper form (including the completed and signed questionnaire, representation and agreement required by Section 9 of Article I of these Bylaws) and timely updates and supplements thereof in writing to the secretary. In order to be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above. In addition, to be timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof. If a shareholder who has given timely notice as required herein to bring any business before any such meeting and intends to authorize another person to act for such shareholder as a proxy to present the proposal at such meeting, the shareholder shall give notice of such authorization in writing to the secretary not less than three business days before the date of the meeting, including the name and contact information for such person.

(c)  Other Provisions.

(i) To be in proper form, a shareholder’s notice (whether given pursuant to Section 8(a) of Article I or Section 8(b) of Article I of these Bylaws) to the secretary must include the following, as applicable:

(A) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a shareholder’s notice must set forth: (1) the name and address of such shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (2) (a) the class or series and number of shares of the Corporation and any other equity or debt securities of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner or their respective affiliates or associates or others acting in concert therewith and the date(s) on which such securities were acquired, and the names and number of shares of the Corporation held by any nominees on behalf of any such persons (and the date(s) such shares were acquired), (b) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith (and the date(s) such securities were acquired), (c) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement or understanding pursuant to which such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith has a right to vote any class or series of shares or other securities of the Corporation, (d) any contract, agreement, arrangement or understanding, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, “Short Interests”), (e) any rights to dividends or other distributions on the shares of the Corporation owned beneficially by such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith that are separated or separable from the underlying shares of the Corporation, (f) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) to which such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith is entitled based on any increase or decrease in the value of any class or series of the shares or other securities of the Corporation or Derivative Instruments, if any, (h) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith and (i) any direct or indirect interest of such shareholder, beneficial owner, if any, or affiliates or associates or others acting in concert therewith in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(B)  if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, a shareholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, and their respective affiliates and associates or others acting in concert therewith in such business, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (3) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(C)  as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D)  with respect to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors, a shareholder’s notice must, in addition to the matters set forth in paragraphs (A) and (C) above, also include a completed and signed questionnaire, representation and agreement required by Section 9 of Article I of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(ii) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service, including the Dow Jones News Service or the Associated Press, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the provisions of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws.

(iv) Nothing in these Bylaws shall be deemed to affect any rights (1) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (2) of the holders of any series of preferred stock of the Corporation if and to the extent provided for under law, the Articles of Incorporation or these Bylaws or (3) of shareholders to act by unanimous written consent in accordance with the Articles of Incorporation and applicable law.

Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

(v) The disclosures required by Section 8(a) of Article I or Section 8(b) of Article I of these Bylaws shall not include any disclosures with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a shareholder solely as a result of being the shareholder of record or nominee directed to prepare and submit the notice required by Section 8(a) of Article I or Section 8(b) of Article I, as the case may be, on behalf of a beneficial owner other than the name of any such entity and the number of shares held on behalf of such beneficial owner.

Section 9. Submission of Questionnaire, Representation and Agreement. - To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 8 of Article I of these Bylaws) to the secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request), and a written representation and agreement (in the form provided by the secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, resignation, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.

Section 10. Voting. - A shareholder may vote his or her shares in person or by proxy. Any proxy shall be delivered to the secretary of the meeting or to the inspectors of election appointed in accordance with Section 12 of Article I of these Bylaws at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be valid after 11 months from its date, unless otherwise provided in the proxy. Each holder of record of stock of any class shall, as to all matters in respect of which stock of such class has voting power, be entitled to such vote as is provided in the Articles of Incorporation for each share of stock of such class standing in the holder’s name on the books of the Corporation as of the voting record date for the meeting of shareholders. Unless required by statute or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting or by such shareholder’s proxy, if there be such proxy; provided, however, that if authorized by the Board of Directors, any shareholder vote to be taken by written ballot may be satisfied by a ballot submitted by electronic transmission by the shareholder or the shareholder’s proxy, provided that any such electronic transmission shall either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder or the shareholder’s proxy.

Section 11. Proxies. - A shareholder or a shareholder’s duly authorized agent or attorney-in-fact may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form or by an electronic transmission. An electronic transmission shall contain or be accompanied by information from which one can determine that the shareholder, the shareholder’s duly authorized agent or the shareholder’s duly authorized attorney-in-fact authorized the transmission. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 11 of Article I of these Bylaws may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 12. Inspectors. - At all meetings of the shareholders, the Corporation shall appoint one or more inspectors. Each inspector, before entering upon the discharge of his or her duties, shall certify in writing that the inspector will faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at a meeting and the validity of proxies, proxy appointments and ballots, (c) count all votes, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, (e) certify in a written report their determination of the number of shares represented at the meeting and their count of all the votes and (f) perform such other duties as required by law or requested by the Corporation or the chairman of the meeting in connection with such meeting. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Section 13. Record Dates. - The Board of Directors shall fix, in advance, a record date or dates to make a determination of shareholders entitled to notice of or to vote at any meeting of shareholders or to receive any dividend or distribution or for any other purpose, such date or dates to be not more than 70 days before the meeting or action requiring a determination of shareholders. When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made, such determination shall be effective for any adjournment of the meeting unless the Board of Directors fixes a new record date or dates, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE II

Board of Directors

Section 1. General Powers. ~~—~~- All corporate powers shall be exercised by or under the direction of the Board of Directors.

Section 2. Number. - The number of directors shall be determined from time to time by resolution of the Board of Directors.

Section 3. Term of Office. - Each director shall hold office for his or her applicable term in accordance with the Articles of Incorporation and until his or her successor shall have been duly elected and qualified.

Section 4. Organization. - At all meetings of the Board of Directors, the chairman of the Board of Directors or, in the chairman’s absence, the lead independent director (if any) shall act as chairman of the meeting. In the absence of the foregoing persons, the majority of the directors present at a meeting may appoint any director who is present at such meeting to act as chairman. The secretary of the Corporation or, in the secretary’s absence, an assistant secretary, shall act as secretary of meetings of the Board of Directors. In the event that neither the secretary nor any assistant secretary is present at such meeting, the chairman of the meeting shall appoint any person to act as secretary of the meeting.

Section 5. Vacancies. - Any vacancy occurring in the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled in accordance with the Articles of Incorporation.

Section 6. Place of Meeting. - Meetings of the Board of Directors, regular or special, may be held either within or outside the Commonwealth of Virginia.

Section 7. Organizational Meeting. ~~—~~- Unless otherwise determined by the chairman or the Board of Directors, the annual organizational meeting of the Board of Directors shall be held immediately following adjournment of the annual meeting of shareholders and at the same place, without the requirement of any notice other than this provision of the Bylaws.

Section 8. Regular Meetings; Notice. - Regular meetings of the Board of Directors shall be held at such times and places as it may from time to time determine. Notice of such meetings need not be given if the time and place have been fixed at a previous meeting.

Section 9. Special Meetings; Notice. - Special meetings of the Board of Directors shall be held whenever called by order of the chairman of the Board of Directors, the lead independent director, or any two of the directors. Notice of each such meeting, which need not specify the business to be transacted thereat, shall be (a) mailed to each director, addressed to his or her residence or usual place of business, at least two days before the day on which the meeting is to be held, (b) given at least 24 hours before the time of the meeting by electronic transmission as previously consented to by the director to whom notice is given or (c) given personally or by telephone at least 24 hours before the time of the meeting.

Section 10. Waiver of Notice. - Whenever any notice is required to be given to a director of any meeting for any purpose under the provisions of law, the Articles of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless at the beginning of the meeting or promptly upon the director’s arrival, he or she objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 11. Quorum and Manner of Acting. - Except as otherwise required by law, the Articles of Incorporation or these Bylaws, a majority of the directors fixed by these Bylaws at the time of any regular or special meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting, and the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of those present may adjourn the meeting from time to time until a quorum be had. Notice of any such adjourned meeting need not be given.

Section 12. Telephonic Meetings. - Any or all directors may participate in any regular or special meeting of the Board of Directors or any committee thereof, or conduct such meeting, through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 13. Action Without Meeting. - Action required or permitted to be taken by the Board of Directors may be taken without a meeting if each director signs a consent describing the action to be taken and delivers it to the Corporation.

Section 14. Order of Business. - At all meetings of the Board of Directors, business may be transacted in such order as from time to time the Board of Directors may determine.

Section 15. Resignation of Director. - Any director may resign at any time by giving written notice to the Board of Directors, the chairman of the Board of Directors or the secretary of the Corporation. Unless the resignation is contingent on acceptance by the Board of Directors, or as otherwise stated in the notice of resignation, it shall take effect when delivered.

Section 16. Chairman. - The Board of Directors may elect a chairman from among the directors. The chairman of the Board of Directors shall preside at meetings of the Board of Directors and perform such other duties as may be set forth in these Bylaws or requested by the Board of Directors or otherwise incident to such office.

Section 17. Committees. - The Board of Directors may create one or more committees and appoint directors to serve on them. Each committee shall have at least two members. The creation of a committee shall be approved by the greater number of (a) a majority of all directors in office at the time the action is being taken or (b) the number of directors required to take action under Section 11 of Article II hereof. Any such committee, to the extent provided in the resolution of the Board of Directors designating the committee, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except as limited by law.

ARTICLE III

Officers

Section 1. Officers. - The officers of the Corporation may include a chief executive officer, a president, a chief operating officer, one or more vice presidents (one or more of whom may be designated executive, senior, assistant or associate vice presidents or given similar designations), a treasurer, a secretary, an assistant treasurer and an assistant secretary. Any two or more offices may be held by the same person.

Section 2. Election and Term of Office. - All officers of the Corporation shall be elected annually by the Board of Directors, and each officer shall hold office until a successor shall have been duly elected or until such officer’s resignation, death or removal in the manner hereinafter provided. The Board of Directors may delegate to an officer the authority to elect subordinate officers.

Section 3. Duties. - The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors or, in the case of inferior officers, the chief executive officer. The chief executive officer, the president, the chief operating officer, any vice president, the treasurer, the secretary and such other persons as the Board of Directors or the chief executive officer may authorize may sign and execute in the name of the Corporation representations, securities, deeds, mortgages, leases, licenses, releases, bonds, powers of attorney, contracts or other instruments, and any officer may sign and execute in the name of the Corporation such instruments as are incidental to such officer’s duties in the ordinary course of business, except in either case where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. The Board of Directors may require any officer to give such bond for the faithful performance of his or her duties as the Board may see fit.

Section 4. Vacancies. - If any vacancy shall occur among the officers of the Corporation, such vacancy shall be filled by the Board of Directors.

Section 5. Removal. - Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 6. Resignation. - Any officer may resign at any time by delivering a notice of his or her resignation to the Board of Directors or the chairman of the Board. Any such resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

Section 7. Chief Executive Officer. - The chief executive officer shall be responsible for the general management and control of the business and affairs of the Corporation and shall see to it that all orders and resolutions of the Board of Directors are implemented. The chief executive officer shall, from time to time, report to the Board of Directors on matters within his or her knowledge which the interests of the Corporation may require be brought to its attention. The chief executive officer shall do and perform such other duties as from time to time the Board of Directors may prescribe.

Section 8. President. - The president shall have such authority and perform such duties as are commonly incident to his or her office and all such other duties as are properly required of him or her by the Board of Directors or the chief executive officer or as are provided elsewhere in these Bylaws, and shall assist the chief executive officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs.

Section 9. Chief Operating Officer. - The chief operating officer (if any) shall be responsible to the chief executive officer for the principal operating businesses of the Corporation and shall have such powers and shall perform such duties as shall be assigned to him or her by the chief executive officer or the Board of Directors.

Section 10. Vice Presidents. - The vice presidents of the Corporation shall have such powers and shall perform such duties as shall be assigned to them by the chief executive officer or the Board of Directors.

Section 11. Treasurer. - The treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The treasurer shall be responsible for the performance of all duties incident to the office of treasurer. The treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the chief executive officer or the Board of Directors.

Section 12. Secretary. - The secretary shall be the ex-officio clerk of the Board of Directors and shall give, or cause to be given, notices of all meetings of shareholders and directors, and all other notices required by law or by these Bylaws. The secretary shall record the proceedings of the meetings of the shareholders, Board of Directors and committees of the Board of Directors in books kept for that purpose and shall keep the seal of the Corporation and attach it to all documents requiring such impression unless some other officer is designated to do so by the Board of Directors. The secretary shall be responsible for the performance of all duties incident to the office of secretary. The secretary shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him or her from time to time by the chief executive officer or the Board of Directors.

Section 13. Voting Securities of Other Corporations. - Unless otherwise provided by the Board of Directors, each of the chief executive officer, the president (if any), and any vice-president in the name and on behalf of the Corporation, may appoint from time to time himself or herself or any other person proxy, attorney or agent for the Corporation to cast the votes which the Corporation may be entitled to cast as a shareholder, member or otherwise in any other corporation, partnership or other legal entity, domestic or foreign, whose stock, interests or other securities are held by the Corporation, or to consent in writing to any action by such other entity, or to exercise any or all other powers of this Corporation as the holder of the stock, interests or other securities of such other entity. Each of the chief executive officer, the president (if any), or any vice-president may instruct the person so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation and under its corporate seal such written proxies, consents, ballots, waivers or other instruments as may be deemed necessary or proper. Each of the chief executive officer, the president (if any), or any vice-president may attend any meeting of the holders of stock, interests or other securities of any such other entity and vote or exercise any and all other powers of this Corporation as the holder of the stock, interest or other securities of such other entity.

ARTICLE IV

Depositaries; Loans

Section 1. Depositaries. - The money and negotiable instruments of the Corporation shall be kept in such bank or banks as the treasurer shall from time to time direct or approve. All checks and other instruments for the disbursement of funds shall be executed manually or by facsimile by such officers or agents of the Corporation as may be authorized by the Board of Directors.

Section 2. Loans. - The chief executive officer, the president (if any), any vice president, the treasurer and such other persons as the Board of Directors may authorize shall have the power to effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any corporation, firm or individual, and for such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, as security for the payment of any and all loans, advances, indebtedness and liability of the Corporation, may pledge, hypothecate or transfer any and all stocks, securities and other personal or real property at any time held by the Corporation, and to that end endorse, assign and deliver the same.

ARTICLE V

Certificates Representing Shares

Certificates representing shares of the Corporation shall be signed by the chairman of the Board of Directors or the president of the Corporation (if any) and the secretary or an assistant secretary. Any and all signatures on such certificates, including signatures of officers, transfer agents and registrars, may be by facsimile. Notwithstanding the provisions of this Article V, the Corporation may issue shares without certificates and adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, provided that, the use of such system by the Corporation is permitted by law.

ARTICLE VI

Dividends

The Board of Directors may from time to time declare dividends and other distributions from funds of the Corporation legally available therefor.

ARTICLE VII

Seal

The Board of Directors shall provide a suitable seal or seals, which shall be in the form of a circle, and shall bear around the circumference the words “Collegium Pharmaceutical, Inc.”

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board of Directors.

ARTICLE IX

Emergency Bylaws

If a quorum of the Board of Directors cannot be readily assembled because of some catastrophic event, and only in such event, these Bylaws shall, without further action by the Board of Directors, be deemed to have been amended for the duration of such emergency, as follows:

Section 2. The first sentence of Section 10 of Article II shall read as follows:

Special meetings of the Board of Directors shall be held whenever called by order of the chairman of the Board of Directors, or of the president (if any) or of the lead independent director (if any) or of any director or of any person having the powers and duties of the chairman of the Board of Directors, the president (if any) or the lead independent director (if any).

Section 3. Section 12 of Article II shall read as follows:

The directors present at any regular or special meeting called in accordance with these Bylaws shall constitute a quorum for the transaction of business at such meeting, and the action of a majority of such directors shall be the act of the Board of Directors; provided, however, that in the event that only one director is present at any such meeting no action except the election of directors shall be taken until at least two additional directors have been elected and are in attendance.